Exhibit 10.1

7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127	Telephone: (720) 981-1185 • Facsimile: (720) 981-1186

November 7, 2005

Mr. Willie McLucas

            Chairman

Luzon Minerals Ltd.

9th Floor, 555 Burrard Street

Box 273, Two Bentall Centre

Vancouver, British Columbia V7X 1M8

Dear Willie:

Purchase and Sale of Amayapampa Gold Project
- Fifth Amendment to Purchase Agreement

Further to our agreement dated December 11, 2003, as amended by our agreements dated May 28, 2004, July 29, 2004, January 19, 2005 and July 18, 2005 (collectively, the “Agreement”), which sets out our agreement on the terms on which Vista Gold Corp. (“Vista”) has agreed to sell to Luzon Minerals Ltd. (“Luzon”), and Luzon has agreed to purchase, Vista’s interest in the Amayapampa Gold Project, this letter confirms our agreement to further amend the terms of the Agreement in the manner described below. All capitalised terms used and not otherwise defined herein have the meanings ascribed to those terms in the Agreement.

Subject to the approval of the TSX Venture Exchange with respect to matters relating to Luzon (such approval to be applied for and obtained within the time periods described below), we hereby agree to further amend the Agreement as follows:

1.                                        Paragraph 1(a) of the Agreement is hereby amended to replace the reference to “1,000,000 common share purchase warrants” with a reference to “1,500,000 common share purchase warrants, so it reads as follows:

“(a)                            The aggregate purchase price will be comprised of U.S.$2,700,000, either 3,250,000 or 4,250,000 common shares in the capital of Luzon (“Common Shares”), and 1,500,000 common share purchase warrants (with the terms described below), and will be payable as follows:”

2.                                        Subparagraph 1(a)(iii) of the Agreement is hereby amended to delete sub-subparagraphs (C) and (D), and replace those provisions with the following:

“(iii)                         (C) within five days of receiving approval of the TSX Venture Exchange, Luzon will issue to Vista 3,000,000 Common Shares and 1,500,000 warrants, each warrant entitling the holder to acquire one Common Share at an exercise price of CDN$0.15 (subject to adjustment in the events and in the manner set forth in the certificate evidencing such warrants) for a period commencing on the date the warrants are issued and ending on the earlier of (1) the second anniversary of such date, and (2) the 15th  business day following the date on which Luzon provides Vista with notice that the closing trading price of the Common Shares has been CDN$0.25 or greater for a period of 20 consecutive trading days (the terms of the certificate evidencing such warrants to be acceptable to Vista acting reasonably).”

3.                                       Subparagraph 1(a)(iv) of the Agreement is hereby amended to replace the reference to “U.S.$2,500,000” with a reference to “U.S.$2,600,000”, so it reads as follows:

“(iv)                        Within five days of the date that is the earlier of (A) December 1, 2006 or (B) the date that Luzon completes obtains financing sufficient to commence construction at the Amayapampa Project, Luzon will pay to Vista U.S.$2,600,000. Any unpaid cash portion of such payment will accrue interest at LIBOR plus 2% per month.”

Luzon hereby agrees to use all commercially reasonable efforts to apply for and obtain the approval of the TSX Venture Exchange with respect to all matters relating to Luzon referred to in this letter (including but not limited to the issuance of the 3,000,000 Common Shares and 1,500,000 warrants referred to in section 2 of this letter) as soon as possible after the date of this letter and in any event, agrees to file a written application for such approval with the TSX Venture Exchange, and to provide Vista with a copy of such application, within five business days of the date of this letter. Unless otherwise agreed by Vista in its sole discretion, Vista’s agreement to amend the Agreement as outlined in this letter is conditional upon Luzon obtaining the written approval of the TSX Venture Exchange with respect to all matters relating to Luzon referred to in this letter or otherwise in the Agreement, by no later than November 21, 2005.

Yours truly,

VISTA GOLD CORP.

By:	/s/ Michael B. Richings
Michael B. Richings, President and CEO
Agreed to and accepted as of this 7th day of November, 2005

LUZON MINERALS LTD.

By:	/s/ Willie McLucas
Authorized Signatory
Name: Willie McLucas Title: Chairman